Exhibit 10.2

Change of Control Severance Pay Plan for Certain Management Employees of Actavis, Inc. and Its U.S. Subsidiaries

(Effective January 1, 2014)

Contents

Article 1. Introduction	1
1.1 Establishment and Amendment of the Plan	1
1.2 Status of the Plan	1

Article 2. Definitions	2
2.1 Actavis plc	2
2.2 Actavis plc Board	2
2.3 Affiliate	2
2.4 Base Pay	2
2.5 Board	2
2.6 Broad-Based Severance Plan	2
2.7 Change of Control	2
2.8 Change of Control Severance Benefit	4
2.9 Code	4
2.10 Committee	4
2.11 Company	4
2.12 Disability	4
2.13 Effective Date	4
2.14 Eligible Employee	4
2.15 Employee	5
2.16 ERISA	5
2.17 Laid Off	6
2.18 Plan	6
2.19 Plan Year	6
2.20 Qualifying Termination of Employment	6
2.21 Reduction in Base Pay	6
2.22 Release	6
2.23 Relocation	6
2.24 Salary Grade Level	6
2.25 Severance Benefits	6
2.26 Specified Employee	7
2.27 Substitute Severance Benefit	7
2.28 Successor Employer	7
2.29 Termination of Employment	8
2.30 U.S. Subsidiary	8

Article 3. Eligibility for Benefits	9
3.1 Eligibility for Benefit	9
3.2 Release	10
3.3 409A Cure Period	10
3.4 Employment with a Successor	10

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Article 4. Amount of Benefits	11
4.1 Change of Control Severance Benefit	11
4.2 Substitute Severance Benefit	11
4.3 Offsets	11

Article 5. Benefits	12
5.1 Timing	12
5.2 Death While in Pay Status	13
5.3 Health Benefits	13
5.4 Career Transition Assistance	14
5.5 Educational Reimbursement Benefits	14
5.6 Status as Designated Reimbursement or In-Kind Payment Plans	14

Article 6. Cost of the Plan	15
6.1 Plan Costs	15

Article 7. Reemployment	16
7.1 Reemployment of Eligible Employee	16

Article 8. Amendment or Termination	17
8.1 Amendment or Termination	17
8.2 One-Year Period Following Change of Control	17

Article 9. Plan Administration	18
9.1 Committee	18
9.2 Operation of the Committee	18
9.3 Agents	18
9.4 Compensation and Expenses	19
9.5 Committee’s Powers and Duties	19
9.6 Committee’s Decisions Conclusive/Exclusive Benefit	20
9.7 Indemnity	20
9.8 Insurance	21
9.9 Fiduciaries	22
9.10 Notices	22
9.11 Data	23
9.12 Claims Procedure	23
9.13 Effect of a Mistake	25

Article 10. Miscellaneous Provisions	26
10.1 No Enlargement of Employee Rights	26
10.2 No Examination or Accounting	26
10.3 Records Conclusive	26
10.4 409A	26
10.5 Service of Legal Process	26
10.6 Governing Law	26
10.7 Severability	26
10.8 Missing Persons	27

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10.9 Facility of Payment	27
10.10 General Restrictions Against Alienation	27
10.11 Gender and Number	28
10.12 Counterparts	28
10.13 Withholding	28
10.14 Limitation on Payments	28

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Article 1. Introduction

1.1 Establishment and Amendment of the Plan

Watson Pharmaceuticals, Inc. (“Watson”) originally adopted this Change of Control Severance Pay Plan for Certain Management Employees of Watson Pharmaceuticals, Inc. and Its U.S. Subsidiaries (“Plan”) effective as of January 1, 2006. The Plan was amended, effective as of January 1, 2008, to clarify certain provisions regarding the eligibility to receive Severance Benefits, the amount of the Severance Benefits to which an Eligible Employee may be entitled and for compliance with the final regulations under Internal Revenue Code (“Code”) section 409A. The Plan is now being amended, effective as of January 1, 2014, to reflect Actavis, Inc. as the sponsor of the Plan, and to make other changes to update the terms of the Plan. The Plan is designed to provide certain Eligible Employees who are involuntarily terminated from the Company for specific reasons with Severance Benefits.

1.2 Status of the Plan

The Plan is intended to provide a severance or separation pay benefit and is intended to constitute an “employee welfare benefit plan” under ERISA section 3(1). The provisions of this restated Plan are effective for Eligible Employees who become eligible for Severance Benefits on or after January 1, 2014.

Article 2. Definitions

2.1 Actavis plc

“Actavis plc” means Actavis plc, a public limited company organized under the laws of Ireland.

2.2 Actavis plc Board

“Actavis plc Board” means the Board of Directors of Actavis plc.

2.3 Affiliate

“Affiliate” means:

(a)	Any entity or organization that, together with the Company, is part of a controlled group of corporations, within the meaning of Code section 414(b);

(b)	Any trade or business that, together with the Company, is under common control, within the meaning of Code section 414(c); and

(c)	Any entity or organization that is required to be aggregated with the Company, pursuant to Code section 414(m) or 414(o). An entity shall be an Affiliate only during the period when the entity has the required relationship, under this Section 2.3, with the Company.

2.4 Base Pay

“Base Pay” means an Eligible Employee’s gross, base weekly rate of pay or salary, excluding overtime, bonuses, commissions, premium pay, shift differentials, employer-paid employee benefits, expense reimbursements, and similar amounts. If the Eligible Employee is paid by the hour, Base Pay is the Eligible Employee’s regular hourly rate multiplied by his or her regularly scheduled hours per week.

2.5 Board

“Board” means the Board of Directors of Actavis, Inc.

2.6 Broad-Based Severance Plan

“Broad-Based Severance Plan” means the Employee Severance Pay Plan for Employees of Actavis, Inc. and Certain of Its U.S. Subsidiaries and any similar broad-based severance plan provided by the Company for employees.

2.7 Change of Control

“Change of Control” means the occurrence of any of the following:

(a)	A sale of assets representing fifty percent (50%) or more of the net book value and of the fair market value of Actavis plc’s consolidated assets (in a single transaction or in a series of related transactions);

(b)	A liquidation or dissolution of Actavis plc;

(c)	A merger or consolidation involving Actavis plc or any subsidiary of Actavis plc after the completion of which:

(1)	In the case of a merger (other than a triangular merger) or a consolidation involving Actavis plc, the shareholders of Actavis plc immediately prior to the completion of the merger or consolidation beneficially own (within the meaning of Rule 13d–3 of the Securities Exchange Act of 1934, as amended, the “Exchange Act,” or comparable successor rules), directly or indirectly, outstanding voting securities representing less than sixty percent (60%) of the combined voting power of the surviving entity in the merger or consolidation; and

(2)	In the case of a triangular merger involving Actavis plc or a subsidiary of Actavis plc, the shareholders of Actavis plc immediately prior to the completion of the merger beneficially own (within the meaning of Rule 13d–3 of the Exchange Act, or comparable successor rules), directly or indirectly, outstanding voting securities representing less than sixty percent (60%) of the combined voting power of the surviving entity in the merger and less than sixty percent (60%) of the combined voting power of the parent of the surviving entity in the merger;

(d)	An acquisition within a 12-month period by any person, entity, or “group” (within the meaning of sections 13(d) or 14(d) of the Exchange Act or any comparable successor provisions), other than any employee benefit plan, or related trust, sponsored or maintained by Actavis plc or an affiliate of Actavis plc and other than in a merger or consolidation of the type referred to in Section 2.7(c) above, of beneficial ownership (within the meaning of Rule 13d–3 of the Exchange Act, or comparable successor rules) of outstanding voting securities of Actavis plc representing more than thirty percent (30%) of the combined voting power of Actavis plc (in a single transaction or series of related transactions); or

(e)	In the event that the individuals who, as of the effective date of the Plan, are members of the Actavis plc Board (“Incumbent Board”) cease, for any reason to constitute at least fifty percent (50%) of the Actavis plc Board; provided, that if the election, or nomination for election by the shareholders of Actavis plc, of any new member of the Actavis plc Board is approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new member of the Actavis plc Board shall be considered as a member of the Incumbent Board.

Notwithstanding the foregoing, if a Change of Control constitutes a payment event with respect to any portion of a Severance Benefit that provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in subsection (a), (b), (c), (d) or (e) with respect to such Severance Benefit (or portion thereof) must also constitute a “change in control event,” as defined in Treasury Regulation section 1.409A-3(i)(5) to the extent required by Section 409A.

The Committee shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change of Control of Actavis plc has occurred pursuant to the above definition, and the date of the occurrence of such Change of Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change of Control is a “change in control event” as defined in Treasury Regulation section 1.409A-3(i)(5) shall be consistent with such regulation.

2.8 Change of Control Severance Benefit

“Change of Control Severance Benefit” means the benefit payable under Section 4.1 following both a Change of Control and a qualifying Termination of Employment.

2.9 Code

“Code” means the Internal Revenue Code of 1986, as amended.

2.10 Committee

“Committee” means the Actavis Employee Benefit Plans Committee or such body designated by the Company’s Board of Directors to replace such committee.

2.11 Company

“Company” means Actavis, Inc., a Nevada corporation, its U.S. Subsidiaries, and any successor in interest to Actavis or such U.S. Subsidiary.

2.12 Disability

“Disability” means a total physical or mental condition which, in the opinion of the Committee, causes an Eligible Employee to be totally and presumably permanently disabled, due to sickness or injury, so as to be completely and presumably permanently unable to perform the regular full-time active duties of his or her usual course of employment with the Company.

2.13 Effective Date

“Effective Date” means January 1, 2014.

2.14 Eligible Employee

“Eligible Employee” means an Employee who is employed at a Salary Grade Level of 13 or higher, as determined by the Company. Any Employee classified by the Company, in its sole discretion, as being in one or more of the following categories, shall not be an Eligible Employee:

(a)	Any Employee with a currently effective employment agreement or contract (including a letter agreement) providing for severance benefits, unless such agreement or contract expressly refers to this Plan;

(b)	Any Employee eligible for any other Change of Control pay plan, unless the Company notifies the individual in writing that he or she is eligible for this Plan;

(c)	Any Employee absent from work on an indefinite unpaid leave of absence expected to exceed 90 days, unless eligibility is required by applicable federal or state law or the Company, after the leave of absence is approved, notifies the individual in writing that he or she is eligible for benefits under this Plan;

(d)	Any newly hired Employee who is on a probationary period;

(e)	Any Employee or other individual classified by the Company, in its sole discretion, as a temporary employee regardless of how long the individual is employed by the Company;

(f)	Any individual whom the Company regards as an independent contractor, (including an employee of such contractor) as evidenced by the Company’s failure to withhold taxes from his or her compensation, even if such status as a contractor (or employment status, as applicable) is subsequently reclassified by the Internal Revenue Service, the Department of Labor, or any other governmental agency, court or other tribunal, unless and until the Company in fact designates such individual as an Employee and then only from the time of such designation forward without retroactive effect unless the Company, in its sole discretion, decides otherwise;

(g)	Any Employee or other individual classified by the Company, in its sole discretion, as a project employee, unless the Company notifies the individual in writing that he or she is eligible for this Plan;

(h)	Individuals who are leased employees of the Company within the meaning of Code section 414(n);

(i)	Individuals classified by the Company as part-time employees and scheduled to work fewer than 30 hours per week;

(j)	Any Employee who is otherwise eligible to participate in the Plan who agreed, in writing, to waive eligibility for Severance Benefits under the Plan;

(k)	Employees classified by the Company as “foreign employees” meaning Employees based or employed in a foreign country or paid from a non-U.S. payroll (including an Employee based in the Commonwealth of Puerto Rico and paid from a payroll in Puerto Rico); and

(l)	Employees whose terms and conditions of employment are subject to collective bargaining unless the applicable collective bargaining agreement specifically provides for their eligibility under this Plan.

2.15 Employee

“Employee” means an individual classified by the Company as a regular employee on the U.S. payroll, who is employed by the Company on a full-time basis (regularly scheduled to work 30 or more hours per week). Employees also include any such persons while on a leave of absence granted by the Company. For the avoidance of doubt, “Employee” does not include any individual based or employed, or paid from a payroll, in the Commonwealth of Puerto Rico.

2.16 ERISA

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.17 Laid Off

“Laid Off” means the elimination of an Employee’s position due to a restructuring or workforce reduction that results in such Employee’s employment being terminated.

2.18 Plan

“Plan” means the Change of Control Severance Pay Plan for Certain Management Employees of Actavis, Inc. and Its U.S. Subsidiaries as restated herein and as subsequently amended from time to time.

2.19 Plan Year

“Plan Year” means the consecutive 12-month period beginning January 1 and ending December 31.

2.20 Qualifying Termination of Employment

“Qualifying Termination of Employment” means an Eligible Employee’s Termination of Employment that, in the Company’s sole discretion, qualifies the Eligible Employee for Severance Benefits so long as the Eligible Employee meets all applicable requirements to receive Severance Benefits under the Plan.

2.21 Reduction in Base Pay

“Reduction in Base Pay” means a material reduction in Base Pay of 15 percent or more.

2.22 Release

“Release” means the executed and delivered irrevocable general release, in a form satisfactory to the Company, from the Employee to the Company releasing the Company from any and all claims relating to the Employee’s employment, including, but not limited to, retirement and welfare benefits with the Company.

2.23 Relocation

“Relocation” means the Company’s decision to relocate an Eligible Employee’s principal worksite such that it represents a material change in the geographic location at which the Eligible Employee must provide services to the Company (an increase in the one-way commute distance of 50 miles or more will be presumed to be material for purposes of this Plan and Treasury Regulation section 1.409A-1(n)).

2.24 Salary Grade Level

“Salary Grade Level” means the pay grade classification designated for each Employee by the Company at the Employee’s date of hire and as subsequently modified by the Company from time to time.

2.25 Severance Benefits

“Severance Benefits” means all benefits that may be payable under this Plan, including the:

(a)	Change of Control Severance Benefit described in Section 4.1, as applicable;

(b)	Substitute Severance Benefit described in Section 4.2, as applicable;

(c)	Health Benefits described in Section 5.3, as applicable;

(d)	Career Transition Assistance described in Section 5.4, as applicable; and

(e)	Educational Reimbursement Benefits described in Section 5.5, as applicable.

2.26 Specified Employee

“Specified Employee” means an Eligible Employee qualifying as a “key employee” for purposes of Code section 416(i) (determined without regard to Code section 416(i)(5)) by satisfying any one of the following conditions at any time during the 12-month period ending on each December 31 (the “Identification Date”):

(a)	The Eligible Employee is among the top-paid 50 officers of the Company with annual compensation (within the meaning of Code section 415(c)(3)) in excess of $165,000 (for the December 31, 2013 Identification Date) (subject to cost-of-living adjustments in accordance with Code section 416(i)(1));

(b)	The Eligible Employee is a five-percent owner; or

(c)	The Eligible Employee is a one-percent owner and has annual compensation (within the meaning of Code section 415(c)(3)) in excess of $150,000.

If an individual is a key employee as of an Identification Date, the individual shall be treated as a Specified Employee for the 12-month period beginning on the April 1 following the Identification Date. For the limited purpose of applying the “one-percent” and “five-percent” ownership rules, ownership is determined with respect to the entity for which the Employee provides services. The Code’s controlled and affiliated service group rules do not apply when determining an Employee’s ownership interests.

Notwithstanding the foregoing, an individual shall not be treated as a Specified Employee unless any stock of the Company or a corporation affiliated with it pursuant to Code section 414(b) or (c) is publicly traded on an established securities market or otherwise.

Notwithstanding the above, the Company may (but is not required to) adopt an alternative method for identifying Specified Employees, provided such method satisfies the requirements set forth at Treasury Regulation section 1.409A-1(i)(5).

2.27 Substitute Severance Benefit

“Substitute Severance Benefit” means a severance payment as provided in Section 4.2 meant to replace the Change of Control Severance Benefit. The Substitute Severance Benefit payment, if applicable, will be described in writing to the Eligible Employee.

2.28 Successor Employer

“Successor Employer” means any entity that acquires or assumes the Company’s facilities, operations or functions formerly carried out by the Company (such as the buyer of a facility or an entity to which a Company operation or function has been outsourced), or any Affiliate making an offer of employment at the request of the Company.

2.29 Termination of Employment

“Termination of Employment” means the date of the termination of the employment relationship between the Employee and the Company (including an Affiliate), when both the employee and the Company (including an Affiliate) reasonably anticipated that no future services would be performed after such date. For purposes of this Plan, the term Termination of Employment shall have the same meaning as the term “separation from service” as defined in Treasury Regulation section 1.409A-1(h) and the rules of such Treasury Regulation (and other applicable guidance) will be applied to determine whether an Eligible Employee has a Termination of Employment.

2.30 U.S. Subsidiary

“U.S. Subsidiary” means any domestic entity (other than Actavis, Inc.) in an unbroken chain of entities beginning with Actavis, Inc. if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least eighty (80%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

Article 3. Eligibility for Benefits

3.1 Eligibility for Benefit

(a)	Subject to the conditions provided in this Article 3, Severance Benefits will be payable to each Eligible Employee who:

(1)	Is employed by the Company on or after the Effective Date; and

(2)	Within 12 months after a Change of Control is either:

(A)	Permanently and involuntarily Laid Off by the Company or a Successor Employer (such that both the Eligible Employee and the Company or the Successor Employer have the reasonable belief at the time of the layoff, based on all of the surrounding facts and circumstances, that the Eligible Employee will not perform any future services for the Company or the Successor Employer);

(B)	Subject to a Reduction in Base Pay; or

(C)	Subject to a Relocation.

(b)	An otherwise Eligible Employee shall forfeit his or her eligibility for Severance Benefits unless the Company is satisfied that such Employee has satisfactorily completed all reasonable transition requests made by the Company, including, but not limited to, informing the Company of the location of business files and returning Company property to the Company.

(c)	An otherwise Eligible Employee will not be eligible for any benefits under this Plan if the otherwise Eligible Employee:

(1)	Resigns, or otherwise voluntarily terminates employment with the Company;

(2)	Terminates employment with the Company after being informed by the Company that he or she is being permanently and involuntarily Laid Off but prior to the date set by the Company for the Eligible Employee’s Termination of Employment;

(3)	Dies;

(4)	Incurs a Disability;

(5)	Is discharged by the Company for unsatisfactory performance or misconduct (including, but not limited to, conviction of any felony or a material violation of a Company policy); or

(6)	Materially breaches his or her duties to the Company and does not correct the breach within 30 days of receiving written notice of the breach from his or her immediate supervisor, designated Company officer, or one of their designees.

(d)	The Company has the right to cancel or reschedule an Eligible Employee’s permanent layoff (or job loss from job elimination) from the Company or proposed Relocation or Reduction in Base Pay before the Eligible Employee’s Termination of Employment. If the Company takes any of the actions set forth in the preceding sentence, the Eligible Employee shall not be eligible to receive Severance Benefits unless he or she has a subsequent event that entitles him or her to receive Severance Benefits.

3.2 Release

No Severance Benefits will be provided under this Plan to an Eligible Employee unless such Eligible Employee executes and delivers to the Company a Release, and does not revoke such Release within the time period prescribed in the Release. The Release must be satisfactory to the Company in form and substance and must be delivered to the Company no later than the date prescribed by the Company.

3.3 409A Cure Period

Any Eligible Employee who initiates his or her own Termination of Employment in response to a Reduction in Base Pay or a Relocation will not be entitled to Severance Benefits unless such Eligible Employee:

(a)	has timely (within 60 days of receiving notice of such Reduction in Base Pay or Relocation) notified the Company that the Company, including any Successor Employer, has proposed a Reduction in Base Pay or has proposed a change in the Eligible Employee’s principal work site which would constitute a Relocation;

(b)	requested the Company to remedy such condition; and

(c)	the Company, after receiving such notice, declines to remedy such condition within 30 days.

3.4 Employment with a Successor

An otherwise Eligible Employee will not be eligible for Severance Benefits if the Eligible Employee has been offered comparable employment by a Successor Employer, as determined by the Company in its sole discretion, to commence promptly after the Eligible Employee’s Termination of Employment with the Company (including any successor in interest to the Company).

Article 4. Amount of Benefits

4.1 Change of Control Severance Benefit

Subject to the offset described below in this Article 4 and the timing described in Article 5, an Eligible Employee, who becomes eligible for benefits under this Plan in accordance with the requirements of Article 3, will be entitled to 52 weeks of Base Pay payable in a lump sum.

4.2 Substitute Severance Benefit

At its sole discretion, the Company, prior to a Change of Control, through the Committee or otherwise, may award a Substitute Severance Benefit to any Eligible Employee in such amount, or to be computed on such basis, as it may determine, to the extent that awarding such Substitute Severance Benefit will not trigger an excise tax under Code section 409A(a)(1)(B). Such awards may be granted for any reason deemed appropriate by the Committee. Such Substitute Severance Benefit payment will be in lieu of any benefit to which the Employee may otherwise be entitled under the above Change of Control Severance Benefit provisions as set forth in Section 4.1.

4.3 Offsets

If an Eligible Employee becomes entitled to severance benefits under any other severance plan, program or agreement maintained by the Company (including any Successor Employer or other successor in interest to the Company, but excluding any benefit payable under this Plan) as a result of a Termination of Employment and the Company determines that the Eligible Employee is eligible to receive benefits under this Plan, the Change of Control Severance Benefit or Substitute Severance Benefit, as applicable, payable under this Plan will be reduced by the severance benefits otherwise payable to the Eligible Employee under these other severance plans, programs, or agreements to the extent that making such a reduction will not trigger an excise tax under Code section 409A(a)(1)(B). Additionally, severance and other additional benefits available under this Plan are not intended to duplicate workers’ compensation wage replacement benefits, disability benefits, pay-in-lieu-of-notice, severance pay, or similar benefits under other benefit plans, severance programs, employment contracts, or applicable laws, such as the WARN act. Any such benefits to be paid under this Plan will be reduced by any such similar benefits required to be paid outside of the Plan to the extent that making such a reduction will not trigger an excise tax under Code section 409A(a)(1)(B).

Article 5. Benefits

5.1 Timing

(a)	Subject to this Article 5, an Eligible Employee’s Change of Control Severance Benefit, or Substitute Severance Benefit, as applicable, will be paid in a lump sum in a manner as provided by the Release as soon as administratively practicable after the latest of all of the following has occurred:

(1)	the Termination of Employment of the Eligible Employee; and

(2)	the Eligible Employee’s Release has been executed, become irrevocable and enforceable within the maximum time period for execution and revocation of the Release (as provided in the Release).

(b)	If the total Change of Control Severance Benefit (or, if applicable, the total Substitute Severance Benefit) of an Eligible Employee exceeds two times that Eligible Employee’s annual pay limit (or two times annualized pay, if such amount is less) as determined under Treasury Regulation section 1.409A-1(b)(9)(iii), the amount that exceeds the two times annual pay limit (or two times annualized pay, if applicable) will be paid in a lump sum no later than March 15th of the year next following the Eligible Employee’s Qualifying Termination of Employment.

(c)	All benefits payable pursuant to the terms of this Plan, including, for example, the Change of Control Severance Benefit, will be paid before the end of the second Plan Year following the Plan Year in which the Qualifying Termination of Employment occurs. The intent of this provision is to satisfy the requirements for an exemption for certain separation pay plans as specified under Treasury Regulation section 1.409A-1(b)(9) such that any benefit payable under this Plan, to the extent applicable, will not be treated as deferred compensation under Code section 409A.

(d)	If an Eligible Employee is a Specified Employee, payment of the Eligible Employee’s Severance Benefits, to the extent not otherwise exempt from Code section 409A, will not commence prior to the first day of the month following the six-month anniversary of the Eligible Employee’s Termination of Employment. If a portion of the Eligible Employee’s Severance Benefits are subject to this Code section 409A restriction, that portion of the Severance Benefits will be paid in a lump sum as soon as administratively practicable after the expiration of the six-month period described herein.

(e)

Provided that the Committee has determined that a portion or all of an Eligible Employee’s Change of Control Severance Benefit or Substitute Severance Benefit, as applicable, is not subject to Code section 409A, the Committee has the unilateral right to accelerate payments to an Eligible Employee of the portion of the Eligible Employee’s Change of Control Severance Benefit or Substitute Severance Benefit, as applicable, that is not subject to Code section 409A, up to and including the right to satisfy the entire severance obligation arising under this Plan in a lump sum payment. However, an Eligible Employee has no right to request or demand that the payment of any Severance Benefits be accelerated.

(f)	An Eligible Employee’s right to receive any installment payments under this Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

5.2 Death While in Pay Status

Payment of Severance Benefits will not be made to a deceased former Eligible Employee. An Eligible Employee who dies while receiving Severance Benefits under this Plan will, upon his or her death, no longer be eligible to receive Severance Benefits. No surviving spouse or other beneficiary will be entitled to any benefits under this Plan, including, but not limited to, payments scheduled to have been paid to the Eligible Employee prior to his or her death.

5.3 Health Benefits

(a)	After an Eligible Employee’s Termination of Employment from the Company and the Company’s determination that such Eligible Employee is entitled to a Change of Control Severance Benefit, or Substitute Severance Benefit, as applicable, the Eligible Employee will also be entitled to certain additional benefits. The Company will contribute (if the Eligible Employee so selects) a portion of the total premium costs for medical, dental and vision coverages, available under plans sponsored by the Company, on behalf of the Eligible Employee and the Eligible Employee’s enrolled dependents.

(b)	The Company’s contributions will be made for the same number of weeks that the Eligible Employee is entitled to receive a Change of Control Severance Benefit, or Substitute Severance Benefit, as applicable. For example, if an Eligible Employee is entitled to receive a Change of Control Severance Benefit equal to 52 weeks of Base Pay, the Eligible Employee will be entitled to receive the above described Company contribution for health care coverages for 52 weeks, notwithstanding the fact that payment of the Eligible Employee’s Change of Control Severance Benefit is paid in one lump sum payment.

(c)	Such coverage will be provided in a manner allowing the Company (or a Successor Employer) to offset the otherwise applicable time periods for which the Company is required to offer health care continuation coverage in a manner consistent with the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or other applicable state law.

(d)	The Company will make a contribution equal to the contribution currently made by the Company on behalf of its then similarly situated active employees for such health care coverages. The Eligible Employee will be required to pay directly to the Company the rate currently paid by regular, actively employed Company employees.

(e)	After the expiration of the time period in which the Eligible Employee is entitled to receive Company contributions as described in Section 5.3(b), the Eligible Employee will be required to pay the portion of the premium payment previously paid by the Company.

5.4 Career Transition Assistance

After an Eligible Employee’s Termination of Employment from the Company and the Company’s determination that such Eligible Employee is entitled to a Change of Control Severance Benefit, or Substitute Severance Benefit, as applicable, the Eligible Employee will be entitled to receive career transition assistance provided that the Eligible Employee will receive such transition assistance for the same number of weeks that the Eligible Employee is entitled to receive a Change of Control Severance Benefit, or Substitute Severance Benefit, as applicable. The amount and type of these benefits will be determined in the Company’s sole discretion.

5.5 Educational Reimbursement Benefits

After an Eligible Employee’s Termination of Employment from the Company and the Company’s determination that such Eligible Employee is entitled to a Change of Control Severance Benefit, or Substitute Severance Benefit, as applicable, the Company will continue to honor the contractual terms of any currently effective educational reimbursement agreement previously made between the Company and the Eligible Employee provided that the Eligible Employee commenced classes before the Company first notified such Eligible Employee of the Employee’s permanent layoff or the Relocation of the Eligible Employee’s work site. Additionally, to continue to be eligible for reimbursement, consistent with the terms of such reimbursement arrangement, as reflected in writing between the Company and the Eligible Employee, the Eligible Employee will need to continue to satisfy all the requirements of the educational reimbursement agreement when the agreement was made effective other than the requirement to remain employed with the Company, which the Company specifically waives for purposes of this Plan only.

5.6 Status as Designated Reimbursement or In-Kind Payment Plans

For purposes of applicable federal law, including Code section 409A, the benefits described in Sections 5.3, 5.4 and 5.5 above shall be treated as being provided from a designated reimbursement or in-kind payment plan as defined in Treasury Regulation section 1.409A-1(b)(9)(v).

Article 6. Cost of the Plan

6.1 Plan Costs

All costs of the Plan, including all administrative costs, will be borne by the Company.

Nothing in the establishment of this Plan is to be construed as requiring the Company to create or maintain any separate fund, account or reserve to provide for the payment of the Company’s obligations under the Plan. All benefits under the Plan shall be paid from the general assets of the Company, or from a grantor trust established for the purpose of making such payments.

Article 7. Reemployment

7.1 Reemployment of Eligible Employee

If an Eligible Employee is reemployed by the Company or a Successor Employer (or provides services to the Company or a Successor Employer as an independent contractor) while any Severance Benefits are still payable under the Plan, then all remaining Severance Benefits will cease, except as otherwise specified by the Company, in its sole discretion. A rehired Eligible Employee who received some or all of the Severance Benefits shall be entitled to retain such benefits.

Article 8. Amendment or Termination

8.1 Amendment or Termination

(a)	The Company, acting through its Board or an appropriate officer, has the right, in its non-fiduciary settlor capacity, to amend or to terminate the Plan at any time, prospectively or retroactively, for any reason, without notice, including the right to discontinue or eliminate benefits.

(b)	The Company shall amend the Plan by action of any of its officers. An officer of the Company shall execute the amendment, evidencing the adoption of such amendment.

8.2 One-Year Period Following Change of Control

Notwithstanding the Company’s general right to amend or terminate the Plan at any time, the Company, including any successor entity to the Company, may not, for a period of one year following a Change of Control, amend or terminate this Plan in any manner that would adversely affect the rights of an Eligible Employee to Severance Benefits under this Plan.

Article 9. Plan Administration

9.1 Committee

(a)	Except as otherwise provided in the Plan, the Committee shall be the administrator of the Plan, within the meaning of ERISA section 3(16)(A).

(b)	As of the Effective Date, the Committee is the Actavis Employee Benefit Plans Committee. The Committee may be composed of as many members as the Board may appoint in writing from time to time. Members of the Committee may, but need not, be Employees.

(c)	A member of the Committee may resign by delivering his or her written resignation to the Board. The resignation shall be effective as of the date it is received by the Committee or such other later date as is specified in the resignation notice. A Committee member may be removed at any time and for any reason by the Board.

9.2 Operation of the Committee

(a)	A majority of the members of the Committee then in office shall constitute a quorum for the transaction of business. The Committee shall act by vote of a majority of the members present at a meeting at which there is a quorum, or by the unanimous written consent of all of the Committee members then in office.

(b)	The Board shall designate a member of the Committee as the Chairperson of the Committee, and may designate a member of the Committee as the Vice Chairperson of the Committee.

(c)	The members of the Committee may authorize one or more of their members to execute or deliver any instrument or instruments, or take other action on their behalf. The members of the Committee may allocate any of the Committee’s powers and duties among individual members of the Committee, or to one or more officers or employees of Actavis, Inc. or a subsidiary of Actavis, Inc.

(d)	All resolutions, proceedings, acts, and determinations of the Committee, with respect to the administration of the Plan, shall be recorded; and all such records, together with such documents and instruments as may be necessary for the administration of the Plan, shall be preserved by the Committee.

(e)	Subject to the limitations contained in the Plan, the Committee shall be empowered from time to time in its discretion to establish rules for the exercise of the duties imposed upon the Committee under the Plan.

9.3 Agents

(a)	The Board, Company, or the Committee may delegate such of its powers and duties as it deems desirable to any person, in which case every reference herein made to the Board, Company, or the Committee (as applicable) shall be deemed to mean or include the delegated persons as to matters within their jurisdiction.

(b)	The Board, Company, or the Committee may also appoint one or more persons or agents to aid it in carrying out its duties and delegate such of its powers and duties as it deems desirable to such persons or agents.

(c)	The Board, Company, or the Committee may employ such counsel, auditors, and other specialists and such clerical and other services as it may require in carrying out the provisions of the Plan, with the expenses therefore paid, as provided in Section 9.4.

9.4 Compensation and Expenses

(a)	A member of the Committee shall serve without compensation for services as a member. Any member of the Committee may receive reimbursement of expenses properly and actually incurred in connection with his or her services as a member of the Committee, as provided in this Article 9.

(b)	All expenses of administering the Plan shall be paid by the Company.

9.5 Committee’s Powers and Duties

The Committee shall have such powers and duties as may be necessary to discharge its functions hereunder, including the following:

(a)	To engage actuaries, attorneys, accountants, appraisers, brokers, consultants, administrators, physicians or other persons and to rely upon the reports, advice, opinions or valuations of any such person except as required by law;

(b)	To adopt administrative rules of the Plan that are not inconsistent with the Plan or applicable law and to amend or revoke any such rule;

(c)	To construe the Plan and the administrative rules of the Plan;

(d)	To determine questions of eligibility and vesting of Plan participants and beneficiaries;

(e)	To determine entitlement to a benefit and to distributions or other rights of Plan participants and beneficiaries, and all other persons;

(f)	To make findings of fact as necessary to make any determinations and decisions in the exercise of such discretionary duty, power and responsibility;

(g)	To appoint claims and review officials to conduct claims procedures;

(h)	To comply with the reporting and disclosure requirements of ERISA and other applicable law with respect to the Plan;

(i)	To establish and maintain all Plan documents, provided legal approval has been obtained from Actavis, Inc.s’ Legal Department or its designee; and

(j)	To delegate any duty, power or responsibility to any person or persons.

9.6 Committee’s Decisions Conclusive/Exclusive Benefit

The Committee shall have the exclusive right and discretionary authority to interpret the terms and provisions of the Plan and to resolve all questions arising thereunder, including the right to resolve and remedy ambiguities, inconsistencies, or omissions in the Plan, provided, however, that the construction necessary for the Plan to conform to the Code and ERISA shall in all cases control. Benefits under this Plan will be paid only if the Committee decides, in its discretion, that the Eligible Employee is entitled to them. Any and all disputes with respect to the Plan that may arise involving Eligible Employees shall be referred to the Committee, and its decisions shall be final, conclusive, and binding, except to the extent found by a court of competent jurisdiction to constitute an abuse of discretion. All findings of fact, interpretations, determinations, and decisions of the Committee in respect of any matter or question arising under the Plan shall be final, conclusive, and binding upon all persons, including, without limitation, Employees, and any and all other persons having, or claiming to have, any interest in or under the Plan and shall be given the maximum possible deference allowed by law. The Committee shall administer the Plan for the exclusive benefit of Eligible Employees.

9.7 Indemnity

(a)	The Company (including any Successor Employer, as applicable) shall indemnify and hold harmless each of the following persons (“Indemnified Persons”) under the terms and conditions of Section 9.7(b):

(1)	The Committee; and

(2)	Each Employee, former Employee, current and former members of the Committee, or current or former members of the Board who has, or had, responsibility (whether by delegation from another person, an allocation of responsibilities under the terms of this Plan document, or otherwise) for a fiduciary duty, a non-fiduciary settlor function (such as deciding whether to approve a plan amendment), or a non-fiduciary administrative task relating to the Plan.

(b)	The Company shall indemnify and hold harmless each Indemnified Person against any and all claims, losses, damages, and expenses, including reasonable attorneys’ fees and court costs, incurred by that person on account of his or her good-faith actions or failures to act with respect to his or her responsibilities relating to the Plan. The Company’s indemnification shall include payment of any amounts due under a settlement of any lawsuit or investigation, but only if the Company agrees to the settlement.

(1)	An Indemnified Person shall be indemnified under this Section 9.7 only if he or she notifies an Appropriate Person (defined below) at the Company of any claim asserted against or any investigation of the Indemnified Person that relates to the Indemnified Person’s responsibilities with respect to the Plan.

(A)	A person is an “Appropriate Person” to receive notice of the claim or investigation if a reasonable person would believe that the person notified would initiate action to protect the interests of the Company in response to the Indemnified Person’s notice.

(B)	The notice may be provided orally or in writing. The notice must be provided to the Appropriate Person promptly after the Indemnified Person becomes aware of the claim or investigation. No indemnification shall be provided under this Section 9.7 to the extent that the Company is materially prejudiced by the unreasonable delay of the Indemnified Person in notifying an Appropriate Person of the claim or investigation.

(2)	An Indemnified Person shall be indemnified under this Section 9.7 with respect to attorneys’ fees, court costs, or other litigation expenses or any settlement of such litigation only if the Indemnified Person agrees to permit the Company to select counsel and to conduct the defense of the lawsuit and agrees not to take any action in the lawsuit that the Company believes would be prejudicial to the Company’s interests.

(3)	No Indemnified Person, including an Indemnified Person who is a Former Eligible Employee, shall be indemnified under this Section 9.7 unless he or she makes himself or herself reasonably available to assist the Company with respect to the matters in issue and agrees to provide whatever documents, testimony, information, materials, or other forms of assistance that the Company shall reasonably request.

(4)	No Indemnified Person shall be indemnified under this Section 9.7 with respect to any action or failure to act that is judicially determined to constitute or be attributable to the gross negligence or willful misconduct of the Indemnified Person.

(5)	Payments of any indemnity under this Section 9.7 shall only be made from assets of the Company. The provisions of this Section 9.7 shall not preclude or limit such further indemnities or reimbursement under this Plan as allowable under applicable law, as may be available under insurance purchased by the Company, or as may be provided by the Company under any by-law, agreement or otherwise, provided that no expense shall be indemnified under this Section 9.7 that is otherwise indemnified by the Company, by an insurance contract purchased by the Company, or by this Plan.

9.8 Insurance

The Company may authorize the purchase of insurance to cover any liabilities or losses occurring by reason of the act or omission of any fiduciary. To the extent permitted by law, the Company may purchase insurance covering any fiduciary for any personal liability of such fiduciary with respect to any fiduciary responsibilities under this Plan. Any fiduciary may purchase insurance for his or her own account covering any personal liability under this Plan.

9.9 Fiduciaries

(a)	The fiduciaries named in this Plan shall have only those specific powers, duties, responsibilities, and obligations as are specifically given to them under this Plan. The Company shall have the sole responsibility for making the payments specified under the Plan.

(b)	Except as otherwise provided under the Plan, the Committee shall be the named fiduciary under the Plan and shall be the administrator of the Plan, within the meaning of Code section 414(g) and ERISA section 3(16)(A).

(c)	A fiduciary may rely upon any direction, information, or action of another fiduciary as being proper under this Plan and is not required under this Plan to inquire into the propriety of any such direction, information, or action. It is intended under this Plan that each fiduciary shall be responsible for the proper exercise of his, her, or its own powers, duties, responsibilities, and obligations under this Plan and shall not be responsible for any act or failure to act of another fiduciary.

(d)	Any person or group of persons may serve in more than one fiduciary capacity, with respect to the Plan. Nothing in this Section 9.9 shall be interpreted as preventing a fiduciary from properly delegating or allocating its responsibilities to other appropriate persons, in accordance with this Plan.

9.10 Notices

Each Eligible Employee shall be responsible for furnishing to the Company his or her current address. The Eligible Employee shall also be responsible for notifying the Company of any change in the above information. If an Eligible Employee does not provide the above information to the Company, the Committee may rely on the address of record of the Eligible Employee on file with the Company’s personnel office.

All notices or other communications from the Committee to an Eligible Employee shall be deemed given and binding upon that person for all purposes of the Plan when delivered to, or when mailed first-class mail, postage prepaid, and addressed to that person at his or her address last appearing on the Committee’s records, and the Committee, and the Company shall not be obliged to search for or ascertain his or her whereabouts.

All notices or other communications from an Employee required or permitted under this Plan shall be provided to the person specified by the Committee, using such procedures as are prescribed by the Committee. The Committee may require that the oral notice or communication be provided by telephoning a specific telephone number and, after calling that telephone number, by following a specified procedure. Any oral notice or oral communication from an Employee that is made in accordance with procedures prescribed by the Committee shall be deemed to have been duly given when all information requested by the person specified by the Committee is provided to such person, in accordance with the specified procedures.

9.11 Data

All persons entitled to benefits from the Plan must furnish to the Committee such documents, evidence, or information, as the Committee considers necessary or desirable for the purpose of administering the Plan, and it shall be a condition of the Plan that each such person must furnish such information and sign such documents as the Committee may require (such as the Release) before any benefits become payable from the Plan.

9.12 Claims Procedure

All decisions made under the procedure set out in this Section 9.12 shall be final, and there shall be no further right of appeal. No lawsuit may be initiated by any person before fully pursuing the procedures set out in this Section 9.12, including the appeal permitted pursuant to Section 9.12(c).

(a)	The right of an Employee or any other person entitled to claim a benefit under the Plan (collectively “Claimants”) to a benefit shall be determined by the Committee, provided, however, that the Committee may delegate its responsibility to any person.

(1)	The Claimant (or an authorized representative of a Claimant) may file a claim for benefits by written notice to the Committee. The Committee shall establish procedures for determining whether a person is authorized to represent a Claimant.

(2)	Any claim for benefits under the Plan, pursuant to this Section 9.12, shall be filed with the Committee no later than one year after the date of the Employee’s Termination of Employment. The Committee in its sole discretion shall determine whether this limitation period has been exceeded.

(3)	Notwithstanding anything to the contrary in this Plan, the following shall not be a claim for purposes of this Section 9.12:

(A)	A request for determination of eligibility, participation, or benefit calculation under the Plan without an accompanying claim for benefits under the Plan. The determination of eligibility, participation, or benefit calculation under the Plan may be necessary to resolve a claim, in which case such determination shall be made in accordance with the claims procedures set forth in this Section 9.12.

(B)	Any casual inquiry relating to the Plan, including an inquiry about benefits or the circumstances under which benefits might be paid under the Plan.

(C)	A claim that is defective or otherwise fails to follow the procedures of the Plan (e.g., a claim that is addressed to a party other than the Committee or an oral claim).

(D)	An application or request for benefits under the Plan.

(b)	If a claim for benefits is wholly or partially denied, the Committee shall, within a reasonable period of time, but no later than 90 days after receipt of the claim, notify the Claimant of the denial of benefits. If special circumstances justify extending the period up to an additional 90 days, the Claimant shall be given written notice of this extension within the initial 90-day period, and such notice shall set forth the special circumstances and the date a decision is expected. A notice of denial:

(1)	Shall be written in a manner calculated to be understood by the Claimant; and

(2)	Shall contain

(A)	The specific reasons for denial of the claim;

(B)	Specific reference to the Plan provisions on which the denial is based;

(C)	A description of any additional material or information necessary for the Claimant to perfect the claim, along with an explanation as to why such material or information is necessary; and

(D)	An explanation of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA section 502(a) following an adverse determination on review.

(c)	Within 60 days of the receipt by the Claimant of the written denial of his or her claim or, if the claim has not been granted, within a reasonable period of time (which shall not be less than the 90 or 180 days described in Section 9.12(b)), the Claimant (or an authorized representative of a Claimant) may file a written request with the Committee that it conduct a full review of the denial of the claim. In connection with the Claimant’s appeal, upon request, the Claimant may review and obtain copies of all documents, records and other information relevant to the Claimant’s claim for benefits (but not including any document, record or information that is subject to any attorney–client or work–product privilege) and may submit issues and comments in writing. The Claimant may submit written comments, documents, records, and other information relating to the claim for benefits. All comments, documents, records, and other information submitted by the Claimant shall be taken into account in the appeal without regard to whether such information was submitted or considered in the initial benefit determination.

(d)	The Committee shall deliver to the Claimant a written decision on the claim promptly, but no later than 60 days after the receipt of the Claimant’s request for such review, unless special circumstances exist that justify extending this period up to an additional 60 days. If the period is extended, the Claimant shall be given written notice of this extension during the initial 60-day period and such notice shall set forth the special circumstances and the date a decision is expected. The decision on review of the denial of the claim:

(1)	Shall be written in a manner calculated to be understood by the Claimant;

(2)	Shall include specific reasons for the decision;

(3)	Shall contain specific references to the Plan provisions on which the decision is based;

(4)	Shall contain a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and other information relevant to the Claimant’s claim for benefits. Whether a document, record, or other information is relevant to a claim for benefits shall be determined by reference to U.S. Department of Labor Regulations section 2560; and

(5)	Shall contain a statement of the Claimant’s right to bring a civil action under ERISA section 502(a) following an adverse determination on review.

(e)	No lawsuit may be initiated by any person before fully pursuing the procedures set out in this Section 9.12, including the appeal permitted pursuant to Section 9.12(c). In addition, no legal action may be commenced later than 365 days subsequent to the date of the written response of the Committee to a Claimant’s request for review pursuant to Section 9.12(d).

9.13 Effect of a Mistake

In the event of a mistake or misstatement as to the eligibility, participation, or service of any Employee or the amount of payments made or to be made to an Eligible Employee, the Committee shall, if possible, cause to be withheld or accelerated or otherwise make adjustment of the amounts of payments as will, in its sole judgment, result in the Eligible Employee receiving the proper amount of payments under the Plan. No withholding or acceleration will be done unless the Company determines that the Severance Benefits subject to acceleration or other adjustment are treated as being paid from a separation pay arrangement that is exempt from Code section 409A and such acceleration or other adjustment will not trigger an excise tax under Code section 409A(a)(1)(B).

Article 10. Miscellaneous Provisions

10.1 No Enlargement of Employee Rights

This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company with any Employee or to be consideration for, or an inducement to, or a condition of, the employment of any Employee. Nothing contained in the Plan shall be deemed to give any Employee the right to be retained in the service of the Company or any Affiliate or to interfere with the right of any of them to discharge or retire any person at any time. No one shall have any right to benefits, except to the extent provided in this Plan.

10.2 No Examination or Accounting

Neither this Plan nor any action taken thereunder shall be construed as giving any person the right to an accounting or to examine the books or affairs of the Company or an Affiliate.

10.3 Records Conclusive

The records of the Company shall be conclusive in respect to all matters involved in the administration of the Plan.

10.4 409A

Notwithstanding any provision of this Plan to the contrary, the Committee shall administer this Plan in a manner designed to comply with Code section 409A and the Committee shall disregard any Plan provision if the Committee determines that application of such Plan provision would subject the Eligible Employee to additional tax liability under Code section 409A(a)(1)(B).

10.5 Service of Legal Process

The members of the Committee are hereby designated as agent(s) of the Plan for the purpose of receiving legal process.

10.6 Governing Law

(a)	The Plan shall be construed, administered, and governed in all respects under the applicable laws of the State of New Jersey, except to the extent pre-empted by federal law.

(b)	Upon any change in the law or other determination that any term, condition or other provision of the Plan has been altered in any way, the Committee shall administer this Plan in accordance with such change, notwithstanding the terms of the Plan pending an amendment to this Plan.

10.7 Severability

If any provision of this Plan is held illegal or invalid for any reason, such illegality or invalidity will not affect the remaining provisions; instead, each provision is fully severable, and the Plan will be construed and enforced as if any illegal or invalid provision had never been included.

10.8 Missing Persons

The Committee shall establish rules if the Committee is unable to make payment of a benefit due under the terms of the Plan to an Eligible Employee because the whereabouts of the Eligible Employee cannot be ascertained.

10.9 Facility of Payment

Every person receiving or claiming benefits under this Plan is presumed to be mentally competent and of age until the date on which the Committee receives a written notice, in a form and manner acceptable to it, that such person is mentally incompetent or a minor, and that a guardian or other person legally vested with the care of such person or his or her estate has been appointed.

However, if the Committee should find that any person to whom a benefit is payable under this Plan is unable to care for his or her affairs because of any incompetency or is a minor, any payment due (unless a prior claim was made by a duly appointed legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any other person or institution that the Committee determines to have incurred expense for such person otherwise entitled to payment. To the extent permitted by law, any such payment so made shall be a complete discharge of any liability therefore under the Plan.

If a guardian of the estate or other person legally vested with the care of the estate of any person receiving or claiming benefits under the Plan is appointed by a court of competent jurisdiction, payments shall be made to such guardian or other person provided that proper proof of appointment and continuing qualification is furnished in a form and manner suitable to the Committee. To the extent permitted by law, such guardian or other person may act for the Eligible Employee and make any election required of or permitted by the Eligible Employee under this Plan, and such action or election shall be deemed to have been done by the Eligible Employee, and benefit payments may be made to such guardian or other person and any such payment shall be a complete discharge of any such liability under the Plan.

10.10 General Restrictions Against Alienation

The interest of any Eligible Employee under this Plan shall not in any event be subject to sale, assignment, or transfer, and each Eligible Employee is hereby prohibited from anticipating, encumbering, assigning, or in any manner alienating his or her interest hereunder and is without power to do so; provided, however, this provision shall not restrict the power or authority of the Committee, in accordance with the applicable provisions of the Plan, to disburse funds to the legally appointed guardian, executor, administrator, or personal representative of any Eligible Employee or pursuant to a valid domestic relations order certified and issued by a court of competent jurisdiction.

If any person attempts to take any action contrary to this Section 10.10, such action shall be void and the Company may disregard such action and is not in any manner bound thereby, and it shall suffer no liability for any such disregard thereof. If the Committee is notified that any Eligible Employee has been adjudicated bankrupt or has purported to anticipate, sell, transfer, assign, or encumber any Plan distribution or payment, voluntarily or involuntarily, the Committee shall hold or apply such distribution or payment or any part thereof to, or for the benefit of, such Eligible Employee in such manner as the Committee finds appropriate.

10.11 Gender and Number

Except as otherwise indicated by the context, any masculine or feminine terminology shall also include the opposite gender, and the definition of any term in the singular or plural shall also include the opposite number.

10.12 Counterparts

This Plan may be executed in any number of counterparts, each of which shall be deemed to be an original. All the counterparts shall constitute but one and the same instrument and may be sufficiently evidenced by any one counterpart.

10.13 Withholding

The Company may withhold, or require the withholding, from any payment that is made under this Plan of any federal, state, or local taxes required by law to be withheld with respect to such payment. If the Company (or other person required by law to withhold a portion of a payment) is unable to withhold the full amount required to be withheld, the Eligible Employee shall make a cash payment to the Company of the difference between the amount required to be withheld and the amount that the Company was able to withhold. If the Eligible Employee does not make a cash payment to the Company of the amount set forth above, then the Company may withhold from any other amounts payable to the Eligible Employee by the Company the additional amount that is required to be withheld with respect to any benefit under this Plan.

10.14 Limitation on Payments

(a)

Notwithstanding any other provisions of this Plan, in the event that any payment or benefit received or to be received by the Eligible Employee (whether pursuant to the terms of this Plan or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Article 4 of this Plan, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Eligible Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced in the following order: (A) reduction of any cash severance payments otherwise payable to the Eligible Employee that are exempt from Section 409A of the Code, (B) reduction of any other cash payments or benefits otherwise payable to the Eligible Employee that are exempt from Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting or payment with respect to any stock option or other equity award with respect to the Company or Actavis plc’s common stock that are exempt from Section 409A of the Code, (C) reduction of any other payments or benefits otherwise payable to the Eligible Employee on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting and payment with respect to any stock option or other equity award with respect to the Company or Actavis plc’s common stock that are exempt from Section 409A of the Code, and (D) reduction of any payments attributable to the acceleration of vesting or payment with respect to any stock option or other equity award with respect to the Company or Actavis plc’s common stock that are exempt from Section 409A of the Code. The foregoing reductions shall be made in a manner that results in the maximum economic benefit to the Eligible Employee and, to the extent economically equivalent, in a pro rata manner.

(b)	For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Eligible Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an accounting firm or compensation consulting firm with nationally recognized standing and substantial expertise and experience on Section 280G matters (the “280G Firm”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the 280G Firm, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the 280G Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(c)

The 280G Firm will be directed to submit its determination and detailed supporting calculations to both the Eligible Employee and the Company within fifteen (15) days after notification from either the Company or the Eligible Employee that the Eligible Employee may receive payments which may be “parachute payments.” The Eligible Employee and the Company will each provide the 280G Firm access to and copies of any books, records, and documents in their possession as may be reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 10.14(c). The fees and expenses of the 280G Firm for its services in connection with the determinations and calculations contemplated by this Section 10.14(c) will be borne by the Company.

In Witness Whereof, the authorized officers of the Company have signed this document and have affixed the corporate seal on this the 1st day of May, 2014, but effective as of January 1, 2014.

Actavis, Inc.

Attest:
			By	/s/ Patrick Eagan
				Its	Chief Human Resources Officer – Global
By	/s/ Ann Verillo
	Its	VP, Global Compensation & Benefits
(Corporate Seal)